EXHIBIT 10.9
EMPLOYMENT CONTRACT
The following employment contract has been agreed to in Santiago, Chile, on June 27, 2007, by and between VTR GlobalCom S.A., Taxpayer Identification Number Nº 78.452.650-K, represented by Mr. Jorge Carey Carvallo and Mr. Frederic Chaveyriat, both domiciled for these purposes at Reyes Lavalle, N°3340, Floor 10, borough of Las Condes, Santiago (hereinafter also the “Employer”), as one party; and as the other, Mr. Mauricio Ramos Borrero, Colombian passport number 096-086-495, born on October 25, 1968, domiciled at Reyes Lavalle, N°3340, Floor 10, borough of Las Condes, Santiago (hereinafter also the “Employee”):

FIRST:	Type of work
1.1	The Employer hereby hires the Employee to render his services in the position of General Manager (Executive President) of VTR GlobalCom S.A., reporting to the Employer’s Board.

1.2	The Employer may entrust to the Employee other duties relating to the nature of his position and/or alter in a permanent or transitory manner the duties entrusted, according to the terms set forth under article 12 of the Labor Code.

1.3	The Employee’s functions shall be conducted in the Employer’s offices in the city of Santiago, notwithstanding the travel in the country and abroad that is required for an appropriate performance of his functions.

1.4	The Employee undertakes to abide by the instructions and corporate policies and procedures in place or as further developed from time to time and to work faithfully and loyally during the entire term of this employment contract and make his best efforts at his job.

However, the Employee also may be employed by other employers during the term of his service with the Employer, to the extent such other employment does not materially interfere with the performance of his duties to Employer.

1.5	The Employer may occasionally entrust similar tasks to the Employee for persons related to the Employer, which shall be deemed performed as part of the Employee’s obligations hereunder and shall not create any labor relationship whatsoever nor entitlement to salary additional to the salary contemplated herein.

Likewise, it shall not create additional labor relationship or salary; the services rendered by the Employee to other companies, per request of the Employer due to the services agreements that the Employer has with such other companies.

1.6	Any powers of attorney granted by the Employer or related persons to the Employee are understood to be granted within the context of this employment contract and the Employee shall not receive any remuneration for the execution of such powers of attorney additional to the one stipulated herein.

SECOND:	Work Day and Collective Bargaining
2.1	In view of the functions performed by the Employee, he shall not be subject to the limitation of a work day as provided in article 22, subparagraph 2nd of the Chilean Labor Code. In any case, the Employee shall dedicate all the time necessary to appropriate performance of his contractual obligations.

2.2	The Employee is forbidden to bargain collectively pursuant to article 305, No. 2 of the Chilean Labor Code.

THIRD:	Salary and Other Benefits
3.1	Base Salary: The Employee shall receive a gross base monthly salary of US$20,333.—(twenty thousand three hundred and thirty three dollars of the Unites States of America). The salary shall be settled and paid monthly in its equivalent to Chilean Pesos according the value of the “dolar observado” at the penultimate business day of each month, at the Employer’s offices, on the last business day of the month, in cash, by bank check, Redbanc System or deposit to an account of the Employee.

3.2	Fare and moving expenses: The Employer undertakes to pay return business-class air fare for the Employee and his family to the city of Denver, Colorado, United States of America, or the location agreed upon in due course by the parties, upon conclusion of the labor relationship, in accordance with subparagraph 2nd of article 37 of ED 597 of 1984.

For purposes of this Section 3.2, the family of the Employee shall be understood to be his wife and children living with him.

3.3	Legal deductions: It is stipulated that save written agreement otherwise, all sums and benefits to be paid to the Employee shall be gross sums. Accordingly, if applicable, the Employer shall make the legal deductions for taxes, days not worked and other deductions ordered by the law or the courts as well as those agreed upon by the parties in writing.

In any case, it is declared that the Employer shall make the tax withholdings on income and pay them into the government treasury.

3.4	Phantom SAR Plan 2006: The Employee will be eligible to participate in the Employer’s Phantom SAR Plan 2006. No award is guaranteed, since the payment of any award under the Phantom SAR Plan 2006 will be subject to the terms and conditions of such Plan and approval by the Board. Thus, it is possible that the Employee may not receive an award under the Plan. Likewise, the provision of an award is not a guarantee for, and the Employee will not be entitled to, any future awards.

3.5	Annual Performance Bonus: The Employee will be eligible to participate in the Annual Bonus Plan of the Employer. No bonus is guaranteed, since the payment of any bonus will be subject to the terms and conditions of such Plan and approval by the Board. Thus it is possible that the Employee may not receive a bonus under the Plan. Likewise, the payment of a bonus over a certain period does not guarantee and the Employee will not be entitled to any future performance bonus.

FOURTH:	Social Security and Health Insurance
The Employee represents and stipulates that he is currently affiliated to a social security system abroad that grants him benefits at least in the case of disease, disability, old age and death and that he wishes to maintain that affiliation. Therefore, no sum shall be deducted for social security in Chile and he hereby explicitly waives his right to affiliate to the Chilean social security system.
For purposes of the preceding paragraph, the Employee undertakes to provide the Employer, within 120 days as from the date the Employee begins to work for the Employer, with a copy of the information proving that the social security system to which he is affiliated abroad grants him the minimum benefits required by Chilean law.
If the Employee fails to provide such information in the aforesaid period, the Employer shall be obligated to make social security deductions as required by law from the Employee’s salary.
Moreover, the Employer shall bear the expense of, and pay, the general basic payment and differentiated additional sum payable for work accident and occupational disease insurance pursuant to Law 16.744.

FIFTH:	Use of Software
The Employee promises not to use software owned by third parties in the Employer’s computers without express authorization from the Employer.

SIXTH:	Sanctions
Default from the Employee on any of the obligations stipulated in clauses first and fifth hereof or other similar obligations shall constitute a serious breach of the obligations imposed by this contract for which the Employer may terminate the same by law.

SEVENTH:	Term
This agreement shall be of indefinite duration. For the record, the starting date of the Employee is July 2, 2007.

EIGHTH:	Entire Agreement
This employment contract constitutes the entire agreement regarding the work of the Employee for the Employer and all other matters set out herein. This contract supersedes and replaces all prior negotiations and any other agreement, offer and/or contract, whether written or verbal, concerning the matters discussed herein and the work by the Employee for the Employer.
Three counterparts of this contract are signed, two remaining with the Employer and one with the Employee.

/s/ Jorge Carey Carvallo	/s/ Mauricio Ramos Borrero

Jorge Carey Carvallo for VTR GlobalCom S.A.	Mauricio Ramos Borrero

/s/ Mr. Frederic Chaveyriat

Mr. Frederic Chaveyriat for VTR GlobalCom S.A.

ADDENDUM TO THE EMPLOYMENT CONTRACT
The following addendum of employment contract has been agreed to in Santiago, Chile, on June 27, 2007, by and between VTR GlobalCom S.A., Taxpayer Identification Number Nº 78.452.650-K, represented by Mr. Jorge Carey Carvallo and Mr. Frederic Chaveyriat, both domiciled for these purposes at Reyes Lavalle, N°3340, Floor 10, borough of Las Condes, Santiago (hereinafter also the “Employer”), as one party; and as the other, Mr. Mauricio Ramos Borrero, Colombian passport number 096-086-495, domiciled at Reyes Lavalle, N°3340, Floor 10, borough of Las Condes, Santiago (hereinafter also the “Employee”):

FIRST.	Background.
The Employee renders services to the Employer as GENERAL MANAGER (Executive President) of VTR GlobalCom S.A. by virtue of the employment contract evidenced in a private instrument dated June 27, 2007 (hereinafter the “Employment Contract”).

SECOND:	Additional Benefits.
The Employer hereby agrees to grant the Employee the following benefits, in addition to those stated in the third clause of the Employment Contract:
2.1	Air Fare: The Employer undertakes to pay business-class air fare for the Employee and his family to the city of Santiago.

In addition, the Employer will pay a business-class round-trip ticket from Santiago, Chile to Denver, Colorado, US, and back to Santiago, for the Employee and his spouse, in order for them to close the sale of their home in the US.

2.2	Moving Expenses Reimbursement: The Employer will reimburse the Employee’s reasonable moving expenses to Santiago, with the following limitations:
(i)	if air fright, up to a maximum weight of 500 pounds per person;

(ii)	in case of surface/sea fright, up to a maximum of 12,000 pounds on the basis of one standard (40 foot) container;

(iii)	shipping of prohibited items under either US or Chilean laws is not allowed;

(iv)	likewise, shipping of vehicles, animals, furs, fine jewelry, collectibles, art work, antiques and other items of unusual value will not be cover by this benefit;

(v)	shipping of items exceeding 300 pounds such as pianos, pool tables is also not included in this benefit.

If the Employee wishes to move items indicated in numbers (iv) and (v), he will be responsible for the shipping of such items and its costs.

This reimbursement will be subject to the submission by the Employee of the corresponding evidence (i.e. invoices, bills, payment slips or receipts, etc.).
2.3	Housing allowance: The Employer will pay the Employee a gross monthly housing allowance of US$4,000, for the Employee’s temporary accommodation in Santiago.

This benefit will be paid for up to 6 months, subject to reconsideration at the end of such term.
2.4	Sign-on bonus: The Employer will pay the Employee, together with his first monthly wage, a unique gross sign-on bonus of US$83,000.

2.5	Move-in allowance: Likewise, the Employer will pay the Employee, together with his first monthly wage, a unique gross move-in allowance of US$5,000.

2.6	Tax return preparation expenses: The Employer will pay reasonable costs associated to the Employee’s tax return preparation in Chile, provided that the cost of such preparation does not exceed US$1,750 for each tax year. The Employer will have no responsibility for the content of the tax advice or for the payment of the personal taxes of the Employee.

2.7	Disability Insurance: The Employer will provide the Employee a private short term and long term disability coverage in accordance to the Employer’s policies.

2.8	Life Insurance: The Employer will provide the Employee life insurance coverage and insurance for accidental dismemberment and death in accordance to the Employer’s policies.

2.9	Annual Cash Payment: Annually, the Employer will pay the Employee an amount equal to:
(a) the maximum amount that Employee may contribute to a U.S. base 401(K) plan established under the rules and regulations of the Employer Retirement Income Security Act of 1974, as amended;

minus

(b) the amount Employee contributes to such a 401(K) plan;

plus

(c) 1.38% of (a) – (b)
This amount shall be determined based on calendar years and it will be payable no later than 30 days after the completion of each calendar year.

THIRD.	Validity of the Employment Contract.
Except as amended or added herein, all stipulations in the Employment Contract remain in full force.

Three counterparts of this Agreement are signed, two remaining with the Employer and one with the Employee.

/s/ Jorge Carey Carvallo	/s/ Mauricio Ramos Borrero

Jorge Carey Carvallo for VTR GlobalCom S.A.	Mauricio Ramos Borrero

/s/ Frederic Chaveyriat

Mr. Frederic Chaveyriat for VTR GlobalCom S.A.